Exhibit 16.1

December 1, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: IIOT-OXYS, Inc.

We have read Item 4.01 of Form 8-K dated December 1, 2023, of IIOT-OXYS, Inc. (“the Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore do not, agree or disagree with the other statements made by the Company in the Form 10-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Haynie & Company

Salt Lake City, Utah